                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                            ____________________________

                                       FORM 8-K

                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the
                            Securities Exchange Act of 1934

            Date of Report (Date of earliest event reported): October 22, 2001

                                  Arch Coal, Inc.
                   (Exact name of registrant as specified in its charter)

           Delaware                   1-13105                    43-0921172
(State or other jurisdiction      (Commission File Number)      (I.R.S. Employer
    of incorporation)                                             Identification No.)

                  CityPlace One, Suite 300, St. Louis, Missouri 63141
                      (Address of principal executive offices)    (Zip code)

            Registrant's telephone number, including area code: (314) 994-2700

                                    Page 1 of 4 pages.
                             Exhibit Index begins on page 4.

Item 5. Other  Events.

     On October 22, 2001, Arch Coal, Inc. (the  "Company"),  announced via press release its earnings and operating results for the third quarter of 2001. A copy of the Company's  press release is attached  hereto and  incorporated  herein by reference in its entirety.

Item 7.  Financial Statements and Exhibits.

     (c) The following Exhibit is filed with this Current Report on Form 8-K:

     Exhibit No.                Description
       99                       Press Release dated as of October 22, 2001

                               Page 2 of 4 pages.
                         Exhibit Index begins on page 4.

                                SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

Dated:  October 22, 2001                   ARCH COAL, INC.

                                          By:  /s/Robert G. Jones
                                             Robert G. Jones
                                             Vice President - Law, Secretary and
                                               General Counsel

                                Page 3 of 4 pages.
                         Exhibit Index begins on page 4.

                                  EXHIBIT INDEX

Exhibit No.                 Description
   99                      Press Release dated as of October 22, 2001

                              Page 4 of 4 pages.

                                                                      Exhibit 99

News from
Arch Coal, Inc.

                                                        FOR FURTHER INFORMATION:

                                                                Deck S. Slone
                                                                Vice President,
                                                  Investor and Public Relations
                                                                 (314) 994-2717

                                                          FOR IMMEDIATE RELEASE
                                                              October 22, 2001

                    Arch Coal, Inc. reports third quarter results

Highlights:

|X|  Net  loss of $8.1  million,  or $.15  per  share,  vs.  a net  loss of $5.2 million, or $.14 per share, in 3Q00
|X|  Adjusted EBITDA of $58.6 million, vs. $76.1 million in 3Q00
|X|  Revenues of $353.3 million, vs. $359.3 million in 3Q00
|X|  Coal sales of 27.1 million tons, vs. 26.8 million tons in 3Q00
|X|  Remaining  available   production  for  2002  committed  and  priced;  also
     committed and priced a substantial amount of tonnage for delivery in 2003
|X|  357,200 shares repurchased at an average price of $14.13 per share

     St. Louis - Arch Coal,  Inc.  (NYSE:ACI)  announced today that it had a net loss of $8.1 million,  or $.15 per share,  for its third quarter ended September
30, 2001. The company had previously  announced that it expected to lose between
$.15  and  $.25  for the  quarter.  In  comparison,  Arch had a net loss of $5.2 million, or $.14 per share, in the same quarter of 2000.

     The third quarter is  traditionally  the company's  weakest earnings period due in part to the  timing of  miners' vacations  and the  scheduling  of major maintenance projects during vacation periods. In addition,  company results were adversely  affected  by a loss at the  West  Elk deep  mine in  Colorado,  where production  has been  hampered  by high  levels of methane  liberation,  and the continuation of higher costs at the Samples mine in West Virginia resulting from a sandstone intrusion in the coal seam.

     "We made  significant  progress on several  fronts  during the quarter just ended that should  contribute to substantially  stronger results in the future,"
said Steven F. Leer,  Arch Coal's  president and chief executive  officer.  "The performance of the West Elk mine improved  steadily each month of the quarter as it successfully expanded its methane control efforts and increased  productivity levels.  In addition,  we committed  additional  eastern and western tonnage for delivery in 2002 and 2003 at favorable pricing levels."

     For the nine months ended  September 30, 2001,  Arch Coal had a net loss of
$1.2 million,  or $.03 per share,  compared to a net loss of $22.4  million,  or
$.59 per share,  for the same period of 2000.  Total revenues for the first nine months of 2001  totaled  $1,103.3  million and coal sales  totaled  81.0 million tons,  vs.  $1,057.2  million and 79.4 million tons for the first nine months of
2000.  Adjusted EBITDA for the first nine months of 2001 totaled $207.2 million, compared to $220.5 million in the same period of 2000.

Contract activity

     During the  quarter,  Arch  committed  and priced its  remaining  available tonnage for 2002. The company currently expects to receive an average of between
$30.00 and $30.50 per ton for its  eastern  sales  volume in 2002,  and  between
$7.00 and $7.25 per ton for its western sales volume in 2002.

     The table below describes the company's  contract  activity  related to its
Central  Appalachia  and Powder River Basin  production  since the  beginning of
2001.

                                   Unpriced tonnage           Unpriced tonnage           Average pricing for new
                                  at 1/1/01 (mm tons)         at 10/15/01 (mm tons)       commitments (per ton)

2002

Central Appalachia                        10                            0                           $37.00

Powder River Basin                        20                            0                           $10.00

2003

Central Appalachia                        13                            5                           $38.00

Powder River Basin                        32                           20                           $ 9.50

2004

Central Appalachia                        20                           17                           $38.00

Powder River Basin                        55                           49                           $ 9.00

     "U.S. coal markets continue to enjoy very strong  fundamentals," Leer said.
"Many U.S.  power  producers are exploring  longer term supply  agreements  with large,  reliable and well positioned  coal producers.  We have already locked in pricing for our expected  production in 2002 and a substantial amount of tonnage in 2003 as well."

Major factors

     The Samples mine in southern West Virginia  continues to experience  higher costs as a result of a sandstone intrusion that has thinned the coal seam in the current  reserve  area.  As a result,  Samples  experienced  a $5.6 million loss during the quarter due to  production  shortfalls.  The  sandstone  intrusion is expected to result in another loss at Samples in the fourth quarter.

     "Early next year, the Samples mine expects to begin  development  work on a new  reserve  area with more  favorable  geology,"  Leer  said.  "We have yet to receive the necessary permits for these reserves, but expect to do so before the end of the year."

     For the quarter,  West Elk recorded a $2.3 million operating loss. However, the mine's  performance  improved  steadily as the mine  implemented a series of methane control procedures.  During August and September, the mine produced more than 500,000 tons per month, or approximately 80% of normalized production,  and it achieved  break-even  financial results in September.  "While it is still too early to provide  assurance that the West Elk mine's  problems are resolved,  we are pleased with its recent  progress,"  Leer said.  "We expect to build on this progress in the fourth quarter."

     Leer added that most of the company's  other mines are running well.  Black
Thunder, the company's largest mine, set a shipment record for the quarter.

Stock buyback program

     On September 15, Arch  announced that its board of directors had authorized the company to  repurchase  up to  6,000,000  shares of Arch Coal common  stock.
During the quarter,  the company used $5.0 million to repurchase  357,200 shares of stock, at an average price of $14.13 per share.  The timing of any additional purchases, and the exact number of shares to be purchased,  will be dependent on market conditions.

                                Operating statistics

     Regional  analysis:  Of the 27.1 million tons of coal that Arch sold during the third  quarter,  approximately  8.1 million  tons  originated  at its eastern  operations and 19.0 million tons originated at its western  operations.
Arch Coal had an average  realized  sales  price of $12.44  per ton and  average operating  costs of  $12.18  per ton.  The  eastern  operations  had an  average realized  sales  price of $27.04 per ton and an  average  cost of $26.56 per ton during the quarter.  The western  operations had an average realized sales price of $6.22  per ton and an  average  cost of $6.01  per ton  during  the  quarter.
(Western  operations  data do not include the results of  65%-owned  Canyon Fuel
Company, which is accounted for on the equity method.)

     Expected  sales volume for the fourth  quarter: Arch expects to sell approximately  8.6  million  tons of coal in the  fourth  quarter of 2001 at its eastern operations. In the west, Arch expects to sell approximately 18.2 million tons of Powder  River Basin coal and  roughly 1.6 million  tons of coal from its
West Elk mine.  Total  sales (on a 100% basis) at Arch's  65%-owned  Canyon Fuel operations  in Utah are  expected to be  approximately  3.4 million  tons in the fourth quarter.

     Financial: Arch expects depreciation, depletion and amortization of between
$55 million  and $60 million in the fourth  quarter.  Capital  expenditures  are expected  to  total  between  $40  million  and $45  million.  (Projections  for depreciation, depletion and amortization and capital expenditures include Arch's ownership percentage in Canyon Fuel Company.)

     Earnings guidance:  Arch had previously announced that it expected to break even for the last six months of 2001,  with a third  quarter loss expected to be offset by a comparable level of profit in the fourth quarter.  As a result,  the company  currently expects to record a profit of between $.12 and $.18 per share in the fourth quarter.

                                 Looking ahead

     "As we  prepare  for 2002  and the  improved  coal  pricing  we will  enjoy beginning  in  January,  our top  financial  priority  will be to run our  mines efficiently,"  Leer said. "A materially  improved revenue line is locked in. Now our focus must be to deliver these improvements to the bottom line through sound cost control."

     In addition,  the company  will  continue to  negotiate  contracts  for its expected production in 2003 and beyond, according to Leer. "Contract pricing has moved in a narrow  range for the past six months and remains at very  attractive levels today," he said. "We expect pricing to remain strong for the  foreseeable future."

     Leer pointed to the modest  increase in  production so far this year as one reason for this positive outlook.  "U.S. coal production was up approximately 24 million  tons for the  first  six  months  of  2001,"  Leer  said.  "Given  that government  reports show that power generators pulled nearly 40 million tons out of stockpiles  last year,  we expect  stockpiles  to remain  considerably  below utility target levels entering 2002."

     Excess  capacity at  coal-fired  power  plants is the lowest cost source of additional  power,  he added,  and remained so even when gas prices briefly fell below $2 per million Btu's in September. "Electricity demand has increased in 49 of the last 50 years,"  Leer said.  "We expect coal usage to  increase  and coal markets to remain tight even in today's sluggish economic environment."

     Instability  in world  energy  markets has  focused  renewed  attention  on domestic  energy  reserves  and may  translate  into a central  role for coal in
America's  future  energy  policies.  "America has a 250-year  supply of coal at
current   consumption   rates,   and   technology  is  making  coal  usage  more
environmentally  friendly  all the time," Leer said.  "Coal is a key resource in achieving greater energy independence for America."

     A conference  call concerning  third quarter  earnings will be webcast live today at 11 a.m.  Eastern  time.  The  conference  call can be accessed  via the
"investor" section of the Arch Coal web site (www.archcoal.com).

     Arch Coal is the nation's  second  largest coal  producer  with  subsidiary operations in West Virginia,  Kentucky,  Virginia,  Wyoming,  Colorado and Utah.
Through these  operations,  Arch Coal provides the fuel for  approximately 6% of the electricity generated in the United States.

     Definition:  Adjusted  EBITDA is  presented  above  because  it is a widely accepted financial  indicator of a company's ability to incur and service debt. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, operating income, cash flows from operations,  or as a measure of a company's  profitability,  liquidity or performance  under generally  accepted accounting  principles.  Adjusted  EBITDA is defined as income  from  operations before the effect of net  interest  expense,  income  taxes,  and  depreciation, depletion  and  amortization  for Arch  Coal,  Inc.,  its  subsidiaries  and its ownership percentage in its equity investments.

     Forward-Looking  Statements:  Statements in this press release which are not statements of historical fact are forward-looking  statements within the
"safe harbor" provision of the Private Securities Litigation Reform Act of 1995.
These  forward-looking  statements  are based on  information  available to, and expectations and assumptions  deemed  reasonable by, the company.  Because these forward-looking  statements  are  subject  to various  risks and  uncertainties, actual results may differ  materially  from those  projected in the  statements.
These  expectations,   assumptions  and  uncertainties  include:  the  company's
expectation  of  continued  growth in the demand for  electricity;  belief  that legislation  and  regulations  relating to the Clean Air Act and the  relatively higher costs of competing  fuels will  increase  demand for its  compliance  and low-sulfur  coal;  expectation of continued  improved market  conditions for the price of coal;  expectation  that the company  will  continue  to have  adequate liquidity from its cash flow from operations, together with available borrowings under its credit  facilities,  to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors;
and the other risks and  uncertainties  which are described from time to time in the company's reports filed with the Securities and Exchange Commission.